==============================


                             INTERCREDITOR AGREEMENT



                                     between


                        FIRSTAR BANK OF MINNESOTA, N.A.,
                               as Collateral Agent

                                       and


                      STATE STREET BANK AND TRUST COMPANY,
                               as Collateral Agent


                            Dated as of July 17, 1998




                         ==============================






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                                     FORM OF
                             INTERCREDITOR AGREEMENT

                  THIS INTERCREDITOR AGREEMENT dated as of July 17, 1998 (this "Agreement") is made by and between State Street Bank and Trust Company (the "Subordinated Creditor"), solely in its capacity as trustee and collateral agent under and pursuant to the Subordinated Creditor Indenture (as hereinafter defined), and Firstar Bank of Minnesota, N.A. (the "Senior Creditor"), solely in its capacity as trustee and collateral agent under and pursuant to the Priority Senior Note Indenture (as hereinafter defined).

                                    RECITALS

         A. Discovery Zone, Inc., a Delaware corporation (the "Borrower"), certain subsidiaries of the Borrower and the Subordinated Creditor entered into an Indenture, dated July 22, 1997 (as amended by the First Supplemental Indenture, defined below, the "Subordinated Creditor Indenture"), pursuant to which, and upon the terms and conditions stated therein, indebtedness was incurred by the Borrower (the "Subordinated Indenture Indebtedness"), the repayment of which is secured by priority security interests in and liens on the assets and properties of the Borrower (the "Collateral") described in the Security Agreement (the "Security Agreement") and the Collateral Assignment of Trademarks (the "Trademark Assignment" and, together with the Security Agreement and the Subordinated Creditor Indenture, the "Subordinated Indenture Agreements"), each dated the date of the Subordinated Creditor Indenture, by and between the Borrower and the Subordinated Creditor.

         B. Borrower and Foothill Capital Corporation, a California corporation ("Foothill"), entered into a Loan and Security Agreement, dated as of March 31, 1998, as amended by that certain Amendment Number One to Loan and Security Agreement, dated as of the date hereof (as amended, the "Lender Credit Agreement"), pursuant to which Foothill agreed, upon the terms and conditions stated therein, to make loans and advances to or to issue letters of credit (or guaranties in respect thereof) on account of the Borrower (and certain of its subsidiaries) in an aggregate principal amount and undrawn amount, as the case may be, not to exceed in the aggregate $15 million, secured by security interests in and liens on the assets and properties described therein and in the collateral security documents executed and delivered in connection therewith.

         C. On March 31, 1998, Foothill and the Subordinated Creditor, solely in its capacity as collateral agent and trustee under the Subordinated Creditor Indenture, entered into an Intercreditor Agreement (the "Subordinated Creditor Intercreditor Agreement") which was acknowledged by the Borrower and concerning the respective rights of the Subordinated Creditor and Foothill with respect to the priority of their respective security interests in and liens on the Collateral.

         D. As of the date hereof, the Borrower and the Subordinated Creditor have entered into a first supplemental indenture (the "First Supplemental Indenture").


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         E. As of the date hereof, the Borrower, certain subsidiaries of the
Borrower and the Senior Creditor entered into an Indenture (the "Priority Senior
Note Indenture"), pursuant to which, and upon the terms and conditions stated therein, indebtedness was incurred by the Borrower (the "Priority Indenture Indebtedness") in an aggregate principal amount not to exceed $20 million (such aggregate principal amount, together with all interest, fees and expenses payable thereon or with respect thereto being the "Maximum Senior Indebtedness"), the repayment of which is secured by security interests in and liens on the Collateral pursuant to the terms and conditions of the Priority Senior Note Indenture and the collateral security documents executed and delivered in connection therewith (collectively, the "Priority Security Agreements" and, together with the Priority Senior Note Indenture, the "Senior Loan Agreements").

         F. One of the conditions of the Priority Senior Note Indenture is that the priority of the security interests in and liens on the Collateral under the Senior Loan Agreements be senior to the security interests in and liens on the Collateral under the Subordinated Indenture Agreements, in the manner and to the extent provided in this Agreement.

         G. The Senior Creditor and the Subordinated Creditor desire to enter into this Agreement concerning the respective rights of the Senior Creditor and the Subordinated Creditor with respect to the priority of their respective security interests in and liens on the Collateral.

         H. The terms of the Subordinated Creditor Indenture (as amended by the First Supplemental Indenture) permit, subject to compliance with certain conditions, the Borrower to enter into the Senior Loan Agreements and, in connection therewith, provides for and directs that the Subordinated Creditor shall enter into a subordination agreement substantially in the form of this Agreement.

         I. The Senior Creditor and the Subordinated Creditor hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. Terms Defined Above and in the Recitals. As used in this Agreement, the following terms shall have the respective meanings indicated in the opening paragraph hereof and in the above Recitals:

                  "Agreement"
                  "Borrower"
                  "Collateral"
                  "First Supplemental Indenture"
                  "Foothill"
                  "Lender Credit Agreement"
                  "Maximum Senior Indebtedness"


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                  "Priority Indenture Indebtedness"
                  "Priority Senior Note Indenture"
                  "Priority Security Agreements"
                  "Senior Creditor"
                  "Senior Loan Agreements"
                  "Subordinated Creditor"
                  "Subordinated Creditor Indenture"
                  "Subordinated Creditor Intercreditor Agreement"
                  "Subordinated Indenture Indebtedness"
                  "Subordinated Indenture Agreements"
                  "Trademark Assignment"

         Section 1.02. Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq, as amended.

         "Event of Default" shall have the meaning ascribed thereto in the Priority Senior Note Indenture.

         "Fully Paid" shall mean the payment in cash in full of all obligations under each Senior Creditor Loan Document at such time when there shall no longer be any obligation of the Senior Creditor to make loans or advances or issue letters of credit (or guaranties in respect thereof).

         "Insolvency Proceeding" shall mean any proceeding for the purposes of dissolution, winding up, liquidation, arrangement or reorganization of the Borrower or its Subsidiaries (as defined in the Indenture) or their respective successors or assigns, whether in bankruptcy, insolvency, arrangement, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Borrower or its Subsidiaries or their respective successors or assigns.

         "Issue Date" shall have the meaning ascribed thereto in the Subordinated Creditor Indenture.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, excluding true lease and consignment filings).

         "Lien Priority" shall mean with respect to any Lien of the Senior Creditor or the Subordinated Creditor in the Collateral, the order of priority of such Lien as specified in Section 2.01 of this Agreement.


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         "Loan Documents" shall mean the Senior Creditor Loan Documents and the
Subordinated Creditor Loan Documents.

         "McDonald's" shall mean the McDonald's Corporation, a Delaware corporation, and its successors and assigns.

         "McDonald's Collateral" shall mean those certain fourteen parcels of real property and related fixtures, including, without limitation, any proceeds thereof, which properties and proceeds are subject to McDonald's Senior Liens.

         "McDonald's Secured Note" shall mean a secured promissory note issued on the Issue Date by the Borrower in favor of McDonald's pursuant to the Plan of Reorganization, which note represents restructured secured claims against the Borrower in an estimated aggregate principal amount of up to $4,600,000.

         "McDonald's Secured Rent Deferral Notes" shall mean secured promissory notes issued on the Issue Date by the Borrower in favor of McDonald's pursuant to the Plan of Reorganization, which notes represent restructuring of rent deferrals which McDonald's granted to the Borrower during bankruptcy proceedings of the Borrower in an estimated aggregate principal amount of up to $300,000.

         "McDonald's Senior Liens" shall mean the first priority liens of McDonald's on the McDonald's Collateral, as set forth in the first mortgages, deeds of trust and/or deeds to secure debt, which McDonald's Senior Liens secure, among other things, the payment of the McDonald's Secured Note, the McDonald's Secured Rent Deferral Notes and any obligations of the Debtors (as defined in the Plan of Reorganization) or the Borrower or any of the other Reorganized Debtors (as defined in the Plan of Reorganization) that may arise under (i) the agreement to indemnify as set forth in Section 10.3(f) and Section 11.2(a)(iii) of the Agreement and Plan of Merger, dated as of August 30, 1994, by and among Discovery Zone, Inc., Discovery Zone International, Inc., Leaps & Bounds, Inc. and McDonald's and (ii) the Stipulation and Order Between Debtors and McDonald's Providing for the Resolution, Settlement and Compromise of Disputes and for Rent Deferrals and Allowance of Certain Claims, entered by the United States Bankruptcy Court for the District of Delaware on November 18, 1996, which liens are senior to the subordinate liens on the McDonald's Collateral granted by the Borrower to Subordinated Creditor as set forth in the Subordination Agreement, dated as of July 22, 1997, by and between McDonald's and the Subordinated Creditor.

         "Party" shall mean any signatory to this Agreement.

         "Plan of Reorganization" shall mean the Third Amended Joint Plan of Reorganization of the Borrower, dated March 11, 1997, as amended, and as confirmed by order of the United States Bankruptcy Court for the District of Delaware, dated July 18, 1997.

         "Senior Creditor Intercreditor Agreement" shall mean that certain Intercreditor Agreement, dated as of the date hereof, between the Senior Creditor and Foothill.


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         "Senior Creditor Loan Documents" shall mean the Senior Loan Agreements, the collateral documents and instruments executed and delivered in connection therewith, the Senior Creditor Notes, and such other agreements, instruments and certificates as defined or referred to in the Priority Senior Note Indenture, as any or all of the same may be amended or supplemented from time to time.

         "Senior Creditor Notes" shall mean the promissory notes issued to the holders thereof pursuant to the Priority Senior Note Indenture.

         "Senior Holders" shall mean the holders of Priority Indenture Indebtedness under the Priority Senior Note Indenture.

         "Senior Liabilities" shall mean the obligations, contingent or otherwise, of the Borrower and the Subsidiary Guarantors under the Priority Senior Note Indenture to the Senior Creditor and/or the Senior Note Holders, and the obligations, contingent or otherwise, of the subsidiaries of the Borrower arising under or pursuant to the Senior Loan Agreements, including, in each case, interest (including interest after the commencement of any Insolvency Proceeding at the rate specified in the applicable Senior Creditor Notes, whether or not such interest is an allowed claim in any such Insolvency Proceeding), fees and expenses accruing after the initiation of any Insolvency Proceeding, and including the secured claims of the Senior Creditor in respect of the Collateral in any Insolvency Proceeding (irrespective of whether allowed as a claim in such proceeding).

         "Subordinated Creditor Enforcement Event" shall mean the occurrence and continuance of an "Event of Default" under Section 6.01 of the Subordinated Creditor Indenture.

         "Subordinated Creditor Loan Documents" shall mean the Subordinated Indenture Agreements, the Collateral Agreements (as defined in the Subordinated Creditor Indenture), the Subordinated Creditor Notes, the real property mortgages referred to in the Subordinated Creditor Indenture (now existing or hereafter negotiated, executed, delivered and recorded), and such other agreements, instruments and certificates as defined or referred to in the Subordinated Creditor Indenture, as any or all of the same may be amended or supplemented from time to time.

         "Subordinated Creditor Notes" shall mean the promissory notes issued to the holders thereof pursuant to the Subordinated Creditor Indenture.

         "Subordinated Holders" shall mean the holders of Subordinated Indenture Indebtedness under the Subordinated Creditor Indenture.

         "Subordinated Liabilities" shall mean the obligations, contingent or otherwise, of the Borrower and the Subsidiary Guarantors under the Subordinated Creditor Indenture to the Subordinated Creditor and/or the Subordinated Holders, including, in each case, interest (including interest after the commencement of any Insolvency Proceeding at the rate specified in the applicable Senior Creditor Notes, whether or not such interest is an allowed claim in


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any such Insolvency Proceeding), fees and expenses accruing after the initiation of any Insolvency Proceeding, and including the secured claims of the Subordinated Creditor in respect of the Collateral in any Insolvency Proceeding (irrespective of whether allowed as a claim in such proceeding).

         "Trigger Event" shall mean any of (a) the occurrence of an Event of Default, (b) the acceleration of or demand for payment on the Senior Creditor Notes by the Senior Creditor pursuant to the Priority Senior Note Indenture, or
(c) the commencement of any action by the Senior Creditor, whether judicial or otherwise, for the enforcement of the rights and remedies of the Senior Creditor under any of the Loan Documents, including (i) commencement of any receivership or foreclosure proceedings against or any other sale of, collection on or disposition of any Collateral, including any notification to third parties to make payment directly to the Senior Creditor, (ii) exercise of any right of set-off, (iii) commencement of any Insolvency Proceeding, and (iv) commencement of any action or proceeding against the Borrower to recover all or any part of the Senior Liabilities.

         Section 1.03. Singular and Plural. All definitions herein (whether set forth herein directly or by reference to definitions in other documents) shall be equally applicable to both the singular and the plural forms of the terms defined.

         Section 1.04. Miscellaneous. The words "hereof", "herein" or "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and section references are to articles and sections of this Agreement unless otherwise specified. The term "including" shall mean "including, without limitation".


                                   ARTICLE II

                                  LIEN PRIORITY

         Section 2.01. Agreement to Subordinate. The Subordinated Creditor hereby agrees that the Liens of the Subordinated Creditor in the Collateral are and shall be junior to and subordinate in priority to the Liens of the Senior Creditor in the Collateral securing the Senior Liabilities up to and not exceeding the Maximum Senior Indebtedness; provided, however, that the terms, provisions and restrictions of this Agreement shall be void and of no further force and effect in the event, but only to the extent, that the Senior Creditor's Liens in the Collateral are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding by a court, tribunal or administrative agency of competent jurisdiction, to the extent of such Collateral which is the subject of any such proceeding. The subordination of Liens by the Subordinated Creditor in favor of the Senior Creditor herein shall not be deemed to subordinate the Subordinated Creditor's Liens to the Liens of any other Person.

         Section 2.02. Standstill Period. If a Subordinated Creditor Enforcement Event has occurred and is continuing, the Subordinated Creditor may give the Senior Creditor written notice thereof, specifying the nature of the Subordinated Creditor Enforcement Event in


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reasonable detail. If such Subordinated Creditor Enforcement Event is continuing for more than 240 days after the delivery of such notice, and if the Senior Creditor has not by the expiration of such 240-day period notified the Subordinated Creditor that the Senior Creditor has commenced one or more types of enforcement actions described in Section 3.01 or that the Borrower is the subject of an Insolvency Proceeding, then the Subordinated Creditor may, subject to the Lien Priority and prior application of proceeds of the Collateral to the Senior Liabilities, as provided herein, take one or more types of enforcement actions described in Section 3.01 or otherwise available to the Subordinated Creditor under the Subordinated Creditor Indenture and the other Subordinated Creditor Loan Documents. If the Senior Creditor has taken or commenced any such enforcement action within such 240-day period and thereafter discontinues such enforcement action or actions, and no Insolvency Proceeding is pending against the Borrower and no action described in Section 3.01 is then being taken by the Senior Creditor, and if, following the expiration of such 240-day period, such Subordinated Creditor Enforcement Event is then continuing, then the Subordinated Creditor may, subject to the Lien Priority and prior application of proceeds of the Collateral to the Senior Liabilities, as provided herein, take one or more types of enforcement actions described in Section 3.01 or otherwise available to the Subordinated Creditor under the Subordinated Creditor Indenture and the other Subordinated Creditor Loan Documents. Notwithstanding anything to the contrary in this Section 2.02, if the Senior Creditor Intercreditor
Agreement is at any time terminated or expires in accordance with its terms, and the Senior Creditor is no longer subject to a subordination or similar agreement with a lender under an Eligible Credit Facility (as defined in the Subordinated Creditor Indenture), the 240-day period referred to in this Section 2.02 shall be 180 days.

         Section 2.03.  Exercise of Rights.

                  (a) Subject to Section 2.02, the Subordinated Creditor may exercise, and nothing herein shall constitute a waiver of, any right it may have at law or equity to receive notice of, or to commence or join with any creditor in commencing any Insolvency Proceeding or, subject to Section 2.02, to join or participate in, any action or proceeding or other activity described in Section 3.01; provided, however, that exercise of any such right by the Subordinated Creditor shall be subject to the Lien Priority and prior application of proceeds of Collateral to the Senior Liabilities as provided herein.

                  (b) The Subordinated Creditor may make such demands or file such claims in respect of the Subordinated Liabilities as may be necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure, but except as provided in this Section 2.03, the Subordinated Creditor shall not take any actions restricted by Section 3.01 in respect of such claims until the Senior Liabilities up to the amount of the Maximum Senior Indebtedness are Fully Paid.

         Section 2.04. Priority of Liens. Irrespective of the order of recording of mortgages, financing statements, security agreements or other instruments, and irrespective of the descriptions of Collateral contained in the Loan Documents, including any financing statements, the Parties agree among themselves that their respective liens and security


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interests in the Collateral shall be governed by the Lien Priority, which shall be controlling in the event of any conflict between this Agreement and any of the Loan Documents.

         Section 2.05. Notice of Trigger Event. The Senior Creditor and the Subordinated Creditor each agree that it will notify the other if it receives actual notice of the occurrence of a Trigger Event or Subordinated Creditor Enforcement Event, respectively, not later than 30 days after the date of any such occurrence, in accordance with Section 5.06. The foregoing to the contrary notwithstanding, the Subordinated Creditor and the Senior Creditor shall not incur any liability to the other for the failure to provide any such notice so long as the failure to so provide such notice was not the result of wilful misconduct, bad faith or gross negligence.


                                   ARTICLE III

                             ACTIONS OF THE PARTIES

         Section 3.01. Limitation on Certain Actions. Subject to Section 2.02, so long as any of the Senior Liabilities up to the amount of the Maximum Senior Indebtedness are not Fully Paid, the Subordinated Creditor will not, without the prior written consent of the Senior Creditor, take any of the following actions:

                  (a) commencement of any action, whether judicial or otherwise, for the enforcement of the Senior Creditor's rights and remedies as a secured creditor with respect to the Collateral including commencement of any receivership or foreclosure proceedings against or any other sale of, collection on, or disposition of any Collateral; or

                  (b) notifying any third party account debtors of the Borrower or its subsidiaries to make payment directly to it or any of its agents or other Persons acting on its behalf.

         Section 3.02. Notices. The Senior Creditor shall provide the Subordinated Creditor with written notice at least 15 days prior to the Senior Creditor first exercising any of its secured creditor remedies with respect to the Collateral. The foregoing to the contrary notwithstanding, the Senior Creditor (a) shall not be obligated to provide such prior written notice in the event that exigent circumstances require that the Senior Creditor act immediately in order to preserve, protect, or obtain possession or control over the Collateral or any portion thereof; provided, however, that, in the event any such exigent circumstances do require the Senior Creditor to so act immediately, the Senior Creditor agrees promptly to provide the Subordinated Creditor with written notice as soon as practicable following the Senior Creditor first exercising any of its secured creditor remedies with respect to the Collateral, and (b) the Senior Creditor shall not incur any liability to the Subordinated Creditor for the failure to provide any such notice so long as the failure to so provide such notice was not the result of wilful misconduct, bad faith or gross negligence.



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         Section 3.03.  Perfection of Possessory Security Interests.

                  (a) For the limited purpose of perfecting the security interests of the Parties in those types of Collateral in which a security interest only may be perfected by possession or control, each Party hereby appoints the other as its representative for the limited purpose of possessing on its behalf any such Collateral that may come into the possession or control of such other Party from time to time, and each Party agrees to act as the other's representative for such limited purpose of perfecting the other's security interest by possession or control through a representative, provided that neither Party shall incur any liability to the other by virtue of acting as the other's representative hereunder, and either Party may relinquish possession of Collateral in its possession or control without the consent of the other Party, and without incurring liability to the other Party unless there is an express written agreement to the contrary in effect between the Parties, subject to Section 3.03(b).

                  (b) The Subordinated Creditor acknowledges and agrees that the Senior Creditor has a security interest in and lien on certain pledged collateral pursuant to the Pledge Agreement by Borrower in favor of the Senior Creditor dated the date hereof, and the Subsidiary Pledge Agreement by the Subsidiary Guarantors in favor of the Senior Creditor dated the date hereof, and that in the event the Lender is holding the physical certificates evidencing such pledged collateral subject to a pledge in its favor: (i) the Subordinated Creditor acknowledges and agrees that it is holding such certificates on behalf of and for the benefit of the Senior Creditor, subject to this Intercreditor Agreement, and (ii) at such time as the Subordinated Liabilities are paid in full, and in the event the Senior Liabilities are not satisfied in full, the Subordinated Creditor shall, and is authorized and directed to, deliver all such certificates and other collateral under such Pledge Agreement to the possession of the Senior Creditor or its designee, with any necessary endorsements in favor of the Senior Creditor.

         Section 3.04.  Adequate Protection Payments.

                  (a) The Subordinated Creditor, for and on behalf of the Subordinated Holders, covenants and agrees (but does not represent or warrant) that, as of the date hereof, assuming the collateral securing the Priority Senior Notes is substantially the same collateral as that securing the Subordinated Indenture Indebtedness, the value of the collateral securing the Priority Senior Notes exceeds the amount of all obligations owing by the Borrower to the Senior Holders thereunder.

                  (b) In the event that an Insolvency Proceeding is filed by or against the Borrower, the Subordinated Creditor, for and on behalf of the Subordinated Holders, hereby covenants and agrees not to file, cause to be filed, or otherwise support an objection on any grounds to any application for "adequate protection" (as such term is contemplated in, among other statutes, Sections 361 and 362 of the Bankruptcy Code) made by or on behalf of the Senior Holders. The Subordinated Creditor, for and on behalf of the Subordinated Holders, further agrees that all such adequate protection payments and/or payments deemed "in lieu" of adequate protection provided for the benefit of the Senior Holders, shall be deemed proceeds of the collateral securing the Priority Senior Notes and shall be applied by the


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trustee under the Priority Senior Note Indenture, subject to the provisions of
Section 2.01 of the Subordinated Creditor Indenture, as affected by the First Supplemental Indenture, concerning payment of the Subordinated Creditor's fees and expenses: (A) first to the payment of any interest upon the principal amount of the Priority Senior Notes, including interest after the commencement of an Insolvency Proceeding at the rate specified in the applicable Priority Senior Notes, whether or not such interest is an allowed claim in such Insolvency Proceeding, (B) second, for the reasonable costs and expenses incurred or accrued, directly or indirectly, by the Senior Holders in connection with the Insolvency Proceeding, and (C) third, to the payment of outstanding principal and all remaining obligations under the Priority Senior Notes.


                                   ARTICLE IV

                            ENFORCEMENT OF PRIORITIES

         Section 4.01. In Furtherance of Lien Priorities. The Senior Creditor and the Subordinated Creditor agree as follows:

                  (a) Upon any distribution of all or any of the assets of the Borrower or its Subsidiaries to creditors of the Borrower or its Subsidiaries (whether in cash, securities or other property) in connection with any Insolvency Proceeding, which otherwise would be payable or deliverable upon or with respect to the Collateral Liabilities, such assets shall be paid or delivered by the Subordinated Creditor directly to the Senior Creditor for application (in the case of cash) to or as collateral (in the case of securities or other non-cash property) for the payment or prepayment of the Senior Liabilities until the Senior Liabilities up to the Maximum Senior Indebtedness shall have been Fully Paid.

                  (b) If any Insolvency Proceeding is commenced by or against the Borrower or its Subsidiaries, the Subordinated Creditor, to the extent party to any such Insolvency Proceeding, and to the extent it has commenced any action described in Section 3.01, shall (i) use its commercially reasonable efforts to duly and promptly take such action as the Senior Creditor may reasonably request to collect the proceeds of Collateral for account of the Senior Creditor at Senior Creditor's reasonable cost and expense and to file appropriate claims or proofs of claim in respect of the Subordinated Liabilities and (ii) receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Collateral and to hold such payments or distributions in trust for the Senior Creditor to the extent set forth herein; provided, however, that Subordinated Creditor shall have no liability to the Senior Creditor regarding the adequacy of any such proceeds or for any action taken pursuant to Senior Creditor's request under clause (i) hereof except for liabilities resulting from Subordinated Creditor's wilful misconduct, bad faith or gross negligence.

                  (c) All payments or distributions upon or with respect to the Subordinated Liabilities which are received by the Subordinated Creditor contrary to the provisions of this Agreement shall be segregated from other funds and property held by the Subordinated Creditor and shall be held in trust for the Senior Creditor and shall forthwith pay over such


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remaining proceeds to the Senior Creditor in the same form as so received (with any necessary endorsement without recourse or warranty) to be applied (in the case of cash) to or held as Collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Liabilities up to the Maximum Senior Indebtedness in accordance with the terms of the Priority Senior
Note Indenture; provided, however, that if, after such application of proceeds, the Senior Liabilities up the Maximum Senior Indebtedness are Fully Paid, the balance of any amounts received by the Senior Creditor from the Subordinated Creditor shall be segregated by the Senior Creditor from the Senior Creditor's other funds and properties, and the Senior Creditor shall hold such surplus amounts in trust for the Subordinated Creditor and shall forthwith pay such amounts to the Subordinated Creditor in the same form as so received (with any necessary endorsement without recourse or warranty) to be applied (in the case of cash) to or held as Collateral (in the case of non-cash property or securities) for the payment or prepayment of the Subordinated Liabilities in accordance with the terms of the Subordinated Creditor Indenture.

                  (d) Each of the Senior Creditor and the Subordinated Creditor is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower shall have complied with any of the provisions hereof applicable to it, at any time when the other shall have failed to comply with any of the provisions of this Agreement applicable to it, provided, however, the remedy of specific performance shall not be available, and the asserting party shall be free to assert any and all legal defenses it may possess, if such remedy would result in, or otherwise constitute, a violation of the Employee Retirement Income Security Act of 1974, as amended. Each of the Senior Creditor and the Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

                  (e) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Liabilities is, other than as a result of any wilful misconduct, bad faith or gross negligence of the Senior Creditor, rescinded or must otherwise be returned by the Senior Creditor upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         Section 4.02 Control of Dispositions of Collateral and Effect thereof on Junior Liens. Except to the extent, if any, expressly prohibited by the terms and conditions of Section 4.15 or Section 5.01 of the Subordinated Creditor
Indenture:

                  (a) each Party hereby agrees that if the Party with the senior security interest in such Collateral shall have agreed with the Borrower (or its subsidiary, as applicable) that the Borrower (or its subsidiary, as applicable) may sell or otherwise dispose of such Collateral, then the security interest of the other Party in such Collateral shall be released by such other Party concurrently with such sale or other disposition and the net cash proceeds therefrom may, at the sole election of the Party with the senior security interest therein, be applied to the claims of the Parties in the manner provided for herein, or be used by the Borrower (or its subsidiary, as applicable) for its lawful general corporate purposes;

                  (b) each Party hereby further agrees that any UCC collection, sale, or other disposition of Collateral by the Senior Creditor shall be free and clear of any lien of the Subordinated Creditor in such Collateral, provided that the Subordinated Creditor shall retain a Lien (having the same priority as the lien it previously had on the item of Collateral that was sold or otherwise disposed of) on the proceeds of such collection, sale, or other disposition (except to the extent such proceeds are applied to the Senior Liabilities, as provided herein, or are used by the Borrower (or its subsidiary, as applicable) for general corporate purposes as set forth in subsection (a) of this Section 4.02); and

                  (c) to the extent reasonably requested by either Party, the other Party will cooperate in providing any necessary or appropriate releases to permit a collection, sale, or other disposition of Collateral, as provided in subsections (a) or (b) of this Section 4.02, by the Party holding the senior lien therein free and clear of the other Party's junior Lien.


                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.01. Rights of Subrogation. The Subordinated Creditor agrees that no payment or distribution to the Senior Creditor pursuant to the provisions of this Agreement shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Senior Liabilities up to the Maximum Senior Indebtedness shall have been Fully Paid.

         Section 5.02. Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Creditor or the Subordinated Creditor to exercise and enforce its rights and remedies hereunder; provided, however, that neither Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 5.02 to the extent that such action would contravene any law, order or other legal requirement binding upon such Party, and in the event of a controversy or dispute, either Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 5.02.

         Section 5.03. Defenses Similar to Suretyship Defenses. All rights and interests of the Senior Creditor hereunder, and all agreements and obligations of the Subordinated Creditor under this Agreement, shall remain in full force and effect irrespective of:

                  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Liabilities, or any other amendment or waiver of or any consent to departure from the Senior Creditor Notes or the Priority Senior Note Indenture, provided, however, that this clause (a) shall not apply to, and the Subordinated Creditor's Liens and security interests in the Collateral shall not be subordinated in priority by virtue of this Agreement to the Senior Creditor's liens and security interests therein to the extent that the Senior Liabilities exceed the Maximum Senior Indebtedness without the express written consent of the Subordinated Creditor; or

                  (b) any release or non-enforcement of the Senior Creditor's Liens with respect to any Collateral, or any release, amendment or waiver of or consent to departure from any guaranty for all or any of the Senior Liabilities.

         Section 5.04. Waiver. Except as otherwise provided herein, to the maximum extent permitted by applicable law, and except to the extent caused in whole or in part by the gross negligence, bad faith or willful misconduct of the Senior Creditor, the Subordinated Creditor hereby waives, with respect to the Collateral to which the Lien Priority hereunder relates (i) any failure, omission, delay or lack on the part of the Senior Creditor to enforce, assert or exercise any right, power or remedy conferred on the Senior Creditor in any of the Senior Creditor Loan Documents or this Agreement or the inability of the Senior Creditor to enforce any provision of the Senior Creditor Loan Documents or this Agreement, and (ii) without limiting the generality of the foregoing, any requirement that the Senior Creditor protect, secure, perfect or insure any Liens or other lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral; provided, however, that the foregoing shall not be deemed to conflict with the proviso to
Section 2.01.

         Section 5.05. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party shall in any event be effective unless the same shall be in writing and signed by the each Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 5.06. Addresses for Notices. All demands, notices and other communications provided for hereunder shall be in writing and, if to the Subordinated Creditor, mailed or sent by telecopy or delivered to it, addressed to it as follows:

                           State Street Bank and Trust
                           Two International Place
                           Boston, MA  02110
                           Attn:  Corporate Trust Department
                           Telephone Number: (617) 664-5326
                           Telecopy Number:  (617) 664-5371
and if to the Senior Creditor, mailed, sent or delivered thereto, addressed to it as follows:

                           Firstar Bank of Minnesota, N.A.
                           101 East 5th Street
                           St. Paul, MN  55101
                           Attn:  Corporate Trust
                           Telephone Number:  (651) 229-2600
                           Telecopy Number:   (651) 229-6415


or as to any party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 5.06. All such demands, notices and other communications shall be effective, when mailed, two business days after deposit in the mails, postage prepaid, when sent by telecopy, when receipt is acknowledged by the receiving telecopy equipment (or at the opening of the next business day if receipt is after normal business hours), or when delivered, as the case may be, addressed as aforesaid.

         Section 5.07. No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 5.08. Continuing Agreement, Transfer of Senior Creditor Notes. This Agreement is a continuing agreement and shall (i) remain in full force and effect until the Senior Liabilities and, solely for the purposes of Section 5.14, the Subordinated Liabilities shall have been Fully Paid, (ii) be binding upon the Parties and their successors and assigns, and (iii) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause
(iii), the Senior Holders or the Subordinated Holders may assign or otherwise transfer the Senior Creditor Notes or the Subordinated Creditor Notes, as applicable, to any other Person (other than Borrower or an Affiliate of the Borrower), and such other Person shall thereupon become vested with all the rights in respect thereof granted to the Senior Creditor or Subordinated Creditor, as the case may be, herein or otherwise.

         Section 5.09. Governing Law: Entire Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York except as otherwise preempted by applicable federal law. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

         Section 5.10. Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

         Section 5.11. No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties (and their successors and assignees). No other Person (including Borrower or any Subsidiary or Affiliate of Borrower) shall be deemed to be a third party beneficiary of this Agreement.

         Section 5.12. Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

         Section 5.13. Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or any other priority set forth in this Agreement.

         Section 5.14. Payment in Full of Senior Liabilities. From and after the date on which the Senior Liabilities (up to the Maximum Senior Indebtedness) have been Fully Paid:

                  (a) all payments or distributions from the Borrower or any of its Subsidiaries or with respect to the Collateral received by the Senior Creditor shall be segregated from other funds and property held by the Senior Creditor and held in trust by the Senior Creditor for the Subordinated Creditor and shall be promptly paid over to the Subordinated Creditor in the same form as received (with any necessary endorsement without recourse or warranty) to be applied to or held for the payment or prepayment of the Subordinated Liabilities in accordance with the terms of the Subordinated Creditor Indenture; and

                  (b) the Senior Creditor will promptly execute and deliver all further instruments and documents, and take all further acts that may be necessary or desirable, or that the Subordinated Creditor may reasonably request, to permit the Subordinated Creditor to enforce the Subordinated Liabilities or recover any proceeds of the Collateral;

provided, however, that the Senior Creditor shall not be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 5.14 to the extent that such action would contravene any law, order or other legal requirement, and in the event of a controversy or dispute, the Senior Creditor may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 5.14.

                  (c) the Senior Creditor agrees promptly to notify the Subordinated Creditor after the Senior Liabilities have been fully paid up to the Maximum Senior Indebtedness.

         Section 5.15. Other Non-Subordinated Encumbered Assets. Notwithstanding any term herein to the contrary, it is hereby acknowledged and agreed that the subordination set forth in this Agreement (and the term "Collateral" as defined in this Agreement) does not include or apply to (i) cash, securities, instruments and/or certificates in an escrow account established with and pledged to the Subordinated Creditor under and pursuant to a certain Escrow and Security Agreement between the Borrower and the Subordinated Creditor dated July 22, 1997 (the "Subordinated Creditor Escrow Agreement"), (ii) McDonald's rights in the McDonald's Collateral encumbered by the McDonald's Senior Liens or (iii) cash, securities, instruments and/or certificates in an escrow account established with and pledged to the Senior Creditor under and pursuant to a certain Escrow and Security Agreement between the Borrower, the Senior Creditor and Jefferies & Company, Inc. dated the date hereof (the "Senior Creditor Escrow Agreement"). It is further acknowledged and agreed by the Subordinated Creditor that it has no security interest in or Lien on any cash, securities and/or certificates, Pledged Securities, Escrowed Funds or any other assets or properly held in the Escrowed Interest Account (as each such capitalized term is defined in the Senior Creditor Escrow Agreement) nor any other right, title or interest therein and Subordinated Creditor hereby forever discharges and releases any claim to such cash, securities and/or certificates, the Pledged Securities, Escrowed Funds and other property and assets held in the Escrowed Interest Account and Subordinated Creditor hereby acknowledges Senior Creditor's security interest in and Lien on such cash, securities and/or certificates, the Pledged Securities, Escrowed Funds and other property and assets held in the Escrowed Interest Account; provided, however, that, upon the termination of the Escrow and Security Agreement in accordance with its terms, any cash, securities and/or certificates, Pledged Securities, Escrowed Funds or any other assets or property held in the Escrowed Interest Account when the same are reassigned and redelivered to the Borrower, which have not been sold, disposed of, retained or applied by the collateral agent under the Escrow and Security Agreement in accordance with the terms thereof, will be subject in all respects to the valid and existing security interests and Liens under each of the Subordinated Indenture Agreements and Senior Loan Agreements and subject to the terms of this Agreement (other than the provisions in this Section excluding such property from Subordinated Creditor's security interest and Lien).

         Section 5.16. Subordinated Creditor Trustee Status. Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the subordination and related agreements set forth herein by the Subordinated Creditor are made solely in its capacity as trustee and collateral agent under the Subordinated Creditor Indenture and with respect to the Subordinated Creditor Notes (and not in its individual commercial capacity, except to the extent that it is or becomes the holder of any such Subordinated Creditor Note). The Subordinated Creditor shall not have any duties, obligations, or responsibilities to the Senior Creditor under this Agreement except as expressly set forth herein. Nothing in this Agreement shall be construed to operate as a waiver by the Subordinated Creditor, with respect to the Borrower or any Subordinated Holder, of the benefit of any exculpatory provisions, presumptions, indemnities, or reliance rights contained in the Subordinated Creditor Indenture, and the Borrower expressly agrees that as between itself and the Subordinated Creditor, the Subordinated Creditor shall have such benefit with respect to all actions or omissions by the Subordinated Creditor pursuant to this Agreement. For all purposes of this Agreement, Subordinated Creditor may
(a) rely in good faith, as to matters of fact, on any representation of fact believed by Subordinated Creditor to be true (without any duty of investigation) and that is contained in a written certificate of any authorized representative of Borrower, of the Senior Creditor, or of any Subordinated Holder, (b) rely in good faith, as to matters of law, on any advice received from its legal counsel, and shall have no liability for any action or omission taken in reliance thereon, and (c) assume in good faith (without any duty of investigation), and rely upon, the genuineness, due authority, validity, and accuracy of any certificate, instrument, notice, or other document believed by it in good faith to be genuine and presented by the proper person.

         Section 5.17. Acknowledgement of Foothill Capital as Senior Lender. Each of the Senior Creditor and the Subordinated Creditor acknowledge the rights and interests of Foothill as a senior secured lender (i) pursuant to the terms and provisions of the Lender Credit Agreement, and (ii) pursuant to the terms and provisions of each of the Senior Creditor Intercreditor Agreement and the Subordinated Creditor Intercreditor Agreement pursuant to which the Senior Creditor and the Subordinated Creditor, respectively, have agreed that, subject to the terms of the Senior Creditor Intercreditor Agreement and the Subordinated Creditor Intercreditor Agreement, the Liens (as defined in the Senior Creditor Intercreditor Agreement) of the Senior Creditor and the Liens (as defined in the Subordinated Creditor Intercreditor Agreement) of the Subordinated Creditor shall be, in each case, subordinate in priority to the liens and security interests of Foothill in the Collateral.

                  IN WITNESS WHEREOF, the Senior Creditor and the Subordinated Creditor each has caused this Agreement to be duly executed and delivered as of the date first above written.


SENIOR CREDITOR:        FIRSTAR BANK OF MINNESOTA, N.A.,
                        solely in its capacity as Trustee (and
                        not individually)


                        By:   /s/ Frank P. Leslie, III
                              --------------------------------------------------
                              Name:    Frank P. Leslie, III
                              Title:   Vice President


SUBORDINATED            STATE STREET BANK AND TRUST COMPANY,
CREDITOR:               solely in its capacity as Trustee (and not individually)



                        By:   /s/ Mary Lee Storrs
                              --------------------------------------------------
                              Name:    Mary Lee Storrs
                              Title:   Vice President

                                 ACKNOWLEDGMENT



                  The undersigned ("Borrower"), hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, and agrees to recognize all rights granted thereby to the parties thereto, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in such Intercreditor Agreement. Borrower further acknowledges that it is not an intended beneficiary or third party beneficiary under the Intercreditor Agreement.


                  Dated as of July 17th, 1998.


                                    DISCOVERY ZONE, INC.,
                                    a Delaware corporation



                                    By:   /s/ Scott W. Bernstein
                                          --------------------------------------
                                          Name:   Scott W. Bernstein
                                          Title:  President and Chief
                                                  Executive Officer